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                     August 16, 2022

       Todd Lowen
       Chief Financial Officer and Chief Operating Officer
       The Music Acquisition Corporation
       9000 W. Sunset Blvd #1500
       Hollywood, CA 90069

                                                        Re: The Music
Acquisition Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-39985

       Dear Mr. Lowen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction